Exhibit 3.15

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ACETO CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the president and the secretary of ACETO CORPORATION, do hereby certify and set forth:

(1)           The name of the corporation is ACETO CORPORATION. The name under which the corporation was formed is ACETO CHEMICAL CO. INC.

(2)           The date the Certificate of Incorporation was filed by the Department of State is the 13th day of June, 1947.

(3)           The Certificate of Incorporation of ACETO CORPORATION, as amended is amended pursuant to Section 801 of the Business Corporation Law to increase the aggregate number of shares of Common Stock, $.01 par value, per share, which the Corporation shall have authority to issue, from 10,000,000 shares to 20,000,000 shares.

(4)           Paragraph THIRD (A) of the Certificate of Incorporation of ACETO CORPORATION, as amended, which sets forth the aggregate number of shares which the Corporation shall have authority to issue, is hereby amended to read as follows:

“THIRD (A) The aggregate number of shares which the Corporation shall have authority to issue is 22,000,000 shares of which 2,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $2.50 per share and 20,000,000 shares shall be Common Stock of the par value of $.01 per shares.”

The foregoing amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the stockholders of said Corporation duly called and held on the 10th day of December, 1998, a quorum being present.

IN WITNESS WHEREOF, this Certificate has been subscribed this 15th day of December, 1998, by the undersigned who affirm the statements made herein are true under the penalties of perjury.

Leonard Schwartz, President

Donald Horowitz, Secretary

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